SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 15, 2007
Philadelphia Consolidated Holding Corp.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-22280	23-2202671

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer’ Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, PA	19004

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 617-7900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At its meeting on February 15, 2007, the Compensation Committee of the Company’s Board of Directors completed its determination of the levels of the 2007 bonuses which may be earned by certain of the Company’s executive officers and the goals which must be achieved by them for receipt of such bonuses. Such determinations related to the Company’s chief executive officer, James J. Maguire, Jr., and the Company’s Executive Vice Presidents, Craig P. Keller, Sean S. Sweeney and Christopher J. Maguire. Mr. Maguire, Jr.’s 2007 target bonus for 2007 is $400,000 and the 2007 target bonus for each of the Executive Vice Presidents is $275,000. A number of individual personal goals for each of such officers (except for Mr. Maguire, Jr.) were established, as well as a goal based on the Company’s 2007 earnings per share (the “EPS Levels”). Fifty percent (or, in Mr. Maguire, Jr.’s case, one hundred percent) of the bonus will be based on the Company reaching the EPS Levels, and applicable portions of the balance of the bonus will be based on each Executive Vice President achieving one or more of his individual personal goals. The bonus earned by Mr. Maguire, Jr. would be paid to him under the Company’s 2007 Cash Bonus Plan, which Plan is subject to approval of the Company’s shareholders.

That actual bonus which may be earned may be more or less than the target bonus, depending on the amount of the Company’s 2007 earnings per share. Various amounts of the portion of the target bonus based on the achievement by the Executive Vice Presidents of their individual personal goals would be earned depending on the achievement of one or more of such goals.

On February 20, 2007, Maguire Insurance Agency, Inc., a subsidiary of the Company, entered into new employment agreements with Messrs. James J. Maguire, Jr., Sean S. Sweeney, Craig P. Keller and Christopher J. Maguire (each of whom is an executive officer of the Company), effective as of January 1, 2007. These agreements replace the previously existing employment agreements for such employees, the term of which ended June 1, 2007. As a result, such other employment agreements were terminated, effective as of January 1, 2007. The new employment agreements provide for base compensation, subject to periodic reviews and possible increases in the sole discretion of the employer. The base compensation amounts are $550,000 for Mr. James J. Maguire, Jr. and $435,000 for each of the other employees. The employees are also entitled to such bonuses as may be awarded from time to time under any plan, policy or procedure adopted by the employer which is set forth in a written instrument specifying such bonus (or the manner in which the bonus will be determined) delivered by the employer to the employee. The term of each agreement is five years, but in the event of a Hostile Change in Control (as that term is defined in the agreements) the term is automatically extended for an additional three years. The employees are also entitled to all group health, disability, life insurance and Section 401(k) benefits as are made available to similarly situated employees of the employer, as such benefit programs may be amended from time to time, as well as such perquisites which are generally made available for similarly situated employees of the employer (except that in Mr. Maguire, Jr.’s case, he is entitled to such perquisites as may be granted to him from time to time by the Company’s Compensation Committee or its Board of Directors).

Each agreement is subject to termination by the employer for Cause, and is subject to termination by the employee for Good Reason (as those terms are defined in the agreements). In the event that the employee is terminated without Cause, or resigns for Good Reason, the employee is entitled to receive his base compensation and any target bonus for 24 months (or 36 months, if such termination or resignation takes place after a Hostile Change in Control). Such compensation and bonus will be paid, at employer’s option, either in accordance with employer’s regular payroll practices or in a lump sum. In such event employee would also be required to be paid any earned but not paid deferred compensation or other bonus for service during the prior year (subject to the terms, conditions and restrictions specified in the relevant plan documents relating to such items), and the portion of premium which the employer paid at the time employee’s employment terminated with regard to employee’s continued participation in the group health and dental plans pursuant to COBRA for 18 months, providing employee pays his co-payment on a timely basis. The employment agreements also contain provisions relating to confidentiality and restrictive covenants.

Attached as Exhibits to this Form 8-K are the forms of grant documents relating to the performance based restricted stock grants and stock appreciation rights, which forms have been approved by the Compensation Committee of the Company’s Board of Directors for use under the Company’s Amended and Restated Employees’ Stock Incentive and Performance Based Compensation Plan.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit 10.1 Form of Performance Share Award Agreement
Exhibit 10.2 James J. Maguire, Jr. Employment Agreement
Exhibit 10.3 Sean S. Sweeney Employment Agreement
Exhibit 10.4 Craig P. Keller Employment Agreement
Exhibit 10.5 Christopher J. Maguire Employment Agreement
Exhibit 10.6 Form of Stock Appreciation Right Award Agreement
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp. (Registrant)
Dated: February 22, 2007	By:	/s/ Craig P. Keller
Craig P. Keller
Executive Vice President, Secretary, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description	Method of Filing
10.1	Form of Performance Share Award Agreement	Furnished electronically herewith.
10.2	James J. Maguire, Jr. Employment Agreement	Furnished electronically herewith.
10.3	Sean S. Sweeney Employment Agreement	Furnished electronically herewith.
10.4	Craig P. Keller Employment Agreement	Furnished electronically herewith.
10.5	Christopher J. Maguire Employment Agreement	Furnished electronically herewith.
10.6	Form of Stock Appreciation Right Award Agreement	Furnished electronically herewith.